Exhibit 99.1

INVESTOR and MEDIA CONTACT:

Matthew Skelly

847-484-4573

Investor.Questions@fbhs.com

FORTUNE BRANDS ELECTS JEFFERY PERRY TO BOARD OF DIRECTORS

DEERFIELD, IL. – December 8, 2020 – Fortune Brands Home & Security, Inc. (NYSE: FBHS, the “Company”, or “Fortune Brands”), an industry-leading home and security products company, today announced that it has elected Jeffery Perry to its Board of Directors, effective December 8, 2020.

“Mr. Perry has had a distinguished 30-year career as a strategic, operational, and financial leader and will be an impactful addition to our Board as we continue to position our company for long-term success,” said Nicholas Fink, chief executive officer, Fortune Brands. “His expertise and insights around mergers and acquisitions, integrations, business transformations and consumer products companies will be of great benefit as we continue to focus on driving shareholder value.  His leadership driving diversity, equity and inclusion in both his professional and philanthropic endeavors will support our advancement of these critical initiatives. We are delighted to welcome Mr. Perry to our Board of Directors.”

Mr. Perry is the Founder and Chief Executive Officer of Lead Mandates LLC, a business advisory firm that helps organizations improve business and leadership performance. Prior to founding Lead Mandates earlier this year, he held several senior positions with Ernst & Young LLP for 16 years, including serving as Global Client Service Partner for major Consumer Products accounts and Americas Operational Transaction Services Practice Leader. Before joining Ernst & Young in 2004, he held leadership positions with AT Kearney Inc, including co-leading its North America Merger Integration services.

Mr. Perry is a member of multiple non-profit boards, including Chicago Children’s Museum (Board Chairman), Babson College Board of Trustees, and Harvard Business School African-American Alumni Association. He also previously served as Board Chairman, INROADS, Inc. He holds a BS in Marketing/Quantitative Methods from Babson College and an MBA from Harvard Business School.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, IL., creates products and services that fulfill the dreams of home. The Company's operating segments are Plumbing, Cabinets and Outdoors & Security. Its trusted brands include Moen, Riobel, Perrin & Rowe, Shaws, Victoria + Albert and Rohl under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon composite decking and Master Lock and SentrySafe security products in the Outdoors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index and a Fortune 500 Company. For more information, please visit www.FBHS.com. To learn more about how Fortune Brands is embracing and accelerating its environmental, social and governance duties, please visit the Company’s ESG section and report at www.FBHS.com/global-citizenship.

Source: Fortune Brands Home & Security, Inc.

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